KRONOS INTERNATIONAL ANNOUNCES FOURTH QUARTER OF 2010 RESULTS

DALLAS, TEXAS…March 7, 2011 Kronos International, Inc. (“Kronos International” or the “Company”), a wholly-owned subsidiary of Kronos Worldwide, Inc. (NYSE: KRO) today reported net income for the fourth quarter of 2010 of $21.8 million compared with net income of $.6 million in the fourth quarter of 2009.  For the full year of 2010, Kronos International reported net income of $86.5 million compared with a net loss of $46.5 million for the full year 2009.  Comparability of the Company’s results was impacted by higher income from operations in 2010 periods principally due to higher TiO2 average selling prices, higher sales volumes in the full year period, and higher production volumes, as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $262.7 million in the fourth quarter of 2010 were $35.7 million, or 16%, higher than the fourth quarter of 2009.   Net sales of $998.5 million for the full year of 2010 were $178.6 million, or 22%, higher than the full year 2009.  Net sales increased in the fourth quarter and the full year 2010 due primarily to higher TiO2 average selling prices and higher sales volumes in the full year period.  TiO2 sales volumes for the fourth quarter of 2010 decreased 1% to 77,000 metric tons, as compared to the fourth quarter of 2009, and increased 14% in the full year period to 347,000 metric tons.  The increase in sales volume for the full year period is a result of increased demand in the European and export markets.  The Company’s TiO2 average selling prices increased 25% in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and increased 12% for the full year as compared to 2009, continuing the improvement in selling prices that began in the second half of 2009.  The Company’s TiO2 average selling prices at the end of 2010 were 7% higher as compared to the end of the third quarter of 2010 and such prices were 26% higher than at the end of 2009.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $17 million for the fourth quarter and approximately $36 million for the full year 2010.  The table at the end of this press release shows how each of these items impacted net sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the fourth quarter of 2010 was $39.9 million compared with segment profit of $5.5 million in the fourth quarter of 2009.  For the full year period the Company’s segment profit was $112.3 million compared with a segment loss of $33.6 million for the full year 2009.  Segment profit in both 2010 periods increased due higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased segment profit by approximately $3 million and $11 million in the fourth quarter and the full year period, respectively.  The Company’s TiO2 production volumes were at near full capacity throughout 2010 and were 7% higher in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and 36% higher in the full year period.  For the full year 2009, the Company’s operating rates were at approximately 71% of capacity, with operating rates at 51% of capacity for the first half of 2009, increasing to 92% of capacity in the second half of 2009.  Temporary plant curtailments implemented in the first half of 2009 resulted in approximately $70 million of unabsorbed fixed production costs which were charged directly to cost of sales.

The Company’s income tax benefit in 2010 includes a $35.2 million non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

Steven L. Watson, Chief Executive Officer, said, “We saw significant improvement in our business and the TiO2 industry during 2010.  Worldwide demand for our TiO2 products continued to strengthen and our manufacturing facilities successfully operated at near full practical capacity utilization levels.   With favorable industry dynamics, we were able to implement significant increases in our TiO2 selling prices that resulted in increased profitability and cash flows.  We continue to believe that profit margins are still significantly lower than necessary to reasonably justify green-field or other major expansions of TiO2 production capacity.  Assuming demand for TiO2 products remains strong, we expect the worldwide shortage will continue beyond 2011, and we expect to implement additional increases in our TiO2 selling prices.   As a result, we believe we will report additional improvements in our operating and financial performance in 2011 and the foreseeable future as compared to 2010.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	The introduction of trade barriers;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro and the Norwegian krone);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos International, Inc. is a major international producer of titanium dioxide products.
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KRONOS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except metric ton data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2010	2009	2010

Net sales	$227.0	$262.7	$819.9	$998.5
Cost of sales	192.4	192.0	752.7	774.0

Gross margin	34.6	70.7	67.2	224.5

Selling, general and administrative expense	31.5	33.3	115.0	125.2
Other operating income (expense):
Currency transactions, net	.8	1.1	8.2	4.6
Disposition of property and equipment	(.4)	(1.1)	(.8)	(1.7)
Royalty income	1.6	1.9	5.9	8.6
Other income (expense), net	.3	.5	.7	1.3

Income (loss) from operations	5.4	39.8	(33.8)	112.1

Other income (expense):
Trade interest income	.1	.1	.2	.2
Interest expense	(10.6)	(9.5)	(40.2)	(38.0)

Income (loss) before income taxes	(5.1)	30.4	(73.8)	74.3

Income tax expense (benefit)	(5.7)	8.6	(27.3)	(12.2)

Net income (loss)	$.6	$21.8	$(46.5)	$86.5

TiO2 data – metric tons in thousands:
Sales volumes	78	77	304	347
Production volumes	81	87	257	349

KRONOS INTERNATIONAL, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2010	2009	2010

Segment profit (loss)	$5.5	$39.9	$(33.6)	$112.3
Adjustments:
Trade interest income	(.1)	(.1)	(.2)	(.2)

Income (loss) from operations	$5.4	$39.8	$(33.8)	$112.1

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended December 31, 2010 vs. 2009	Twelve months ended December 31, 2010 vs. 2009
Percent change in sales:
TiO2 product pricing	25%	12%
TiO2 sales volume	(1)	14
TiO2 product mix	(1)	-
Changes in currency exchange rates	(7)	(4)

Total	16%	22%